                             AMENDED AND RESTATED
                             CONSULTING AGREEMENT
                             --------------------

                                                                   June 17, 1996

Mr. James Chase
Collopy & Company, Inc.
225 E. Mason St.
Milwaukee, WI 53202

Dear Jim:

This Amended and Restated Consulting Agreement amends and restates our previous Consulting Agreement dated May 29, 1996, which previous agreement is terminated and of no further force or effect. This will confirm the agreement and understanding between Collopy & Company, Inc. (referred to herein as "you") and The Female Health Company (the "Company") with respect to services to be provided by you to the Company regarding the following:

1.   Services.

     (a) You will familiarize yourself to the extent necessary with the business and strategic plans of the Company and consult with the Company concerning its funding requirements;

     (b) advise and make recommendations to the Company regarding its funding requirements; and

     (c) upon request, assist the Company in obtaining and consummating funding transactions in accordance with its needs.

You agree to fully comply with all state and federal securities laws in connection with your services to the Company.

2. Consideration. In consideration of the foregoing and services performed to date the Company will issue to you (i) after execution and delivery of this Agreement and the effective date of the Company's form S-1 Registration Statement referred to in paragraph 5(a) below, sixty thousand (60,000) shares of the Company's common stock, $.01 par value per share (the "Common Stock") and
(ii) upon the Company's receipt of funds as a result of your services provided pursuant to subparagraph 1(C) above, ten thousand (10,000) shares of Common Stock for each One Million Dollars ($1,000,000) received by the Company due to your efforts, up to a maximum of thirty six thousand (36,000) shares of Common Stock. Other than the foregoing, you shall not be entitled to any further compensation, payments or other consideration from the Company with respect to your services provided hereunder or any reimbursement of costs or expenses incurred in connection therewith, and subject to paragraph 3 below, the Company shall not be obligated to issue to you more than an aggregate of ninety six thousand (96,000) shares of Common Stock under the terms and conditions of this Agreement. The Company may, in its discretion, elect to pay cash, at the offering price per share, in lieu of some or all of the stock compensation hereunder.

3. Reorganization or Capitalization. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby you shall thereafter have the right to receive in lieu of

Mr. J. Chase
Consulting Agreement
June 17, 1996
Page 2

the shares of the Common Stock of the Company immediately theretofore receivable by you pursuant to clause (ii) of paragraph 2 above, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore receivable pursuant to clause (ii) of paragraph 2 above had such reorganization, reclassification, consolidation, merger or sale not taken place.

4. Securities Act of 1933. With respect to the Common Stock to be issued to you under the terms of this Agreement, you represent, warrant and agree as follows:

     (a) You do not presently intend to sell or otherwise dispose of the Common Stock issued or to be issued to you hereunder;

     (b) You are acquiring the Common Stock for investment purposes only and for your own account and not with a present view to sell or otherwise distribute the same, and you will not sell or otherwise distribute the Common Stock without registration under the Securities Act of 1933, as amended (the "Act") and applicable state securities or pursuant to applicable exemptions therefrom;

     (c) You are an "accredited investor" under the Act and the rules promulgated thereunder;

     (d) You have been given access to and have carefully reviewed the Company's Preliminary Prospectus to the Form S-1 Registration Statement filed April 23, 1996 and all amendments thereto, the Forms 8-K filed in the months of November 1995 and February and March 1996, Form 10-Q for the first fiscal quarter of 1995, the Company's Form 10-K and annual report to shareholders for the year ended September 30, 1995, the Company's Proxy Statement for the special meeting of shareholders, held on January 18, 1996, in connection with the sale of WPC Holdings, Inc., and the Company's Proxy Statement for the 1996 annual meeting of shareholders. You desire no additional information to evaluate the merits and risks of the issuance of the Common Stock hereunder, and you are not relying upon any other information in connection therewith.

     (e) You have been given an opportunity to ask questions of, and receive answers from, management of the Company concerning the issuance of the Common Stock hereunder, and have been given access to all information which you have deemed necessary to verify the accuracy of the information furnished to you;

     (f) You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of the transactions contemplated by this Agreement, have carefully reviewed all information indicated above and, by virtue of such review, understand and have evaluated the merits and risks of your participation in such transactions and have decided to go forward with such transactions; and
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Mr. J. Chase
Consulting Agreement
June 17, 1996
Page 3

     (g) You understand that the Company is relying on the accuracy of the statements contained herein in entering into this Agreement and the transactions contemplated herein.

5.   Registration of Common Stock.

     (a) Registration. The Company agrees to register on the Form S-1 Registration Statement filed by the Company on April 23, 1996 its sale to you of the shares of Common Stock which you become entitled to receive pursuant to this Agreement.

     (b) Expenses. All registration expenses, fees, costs and expenses of and incidental to such registration shall be borne by the Company (excluding the fees and disbursements of advisors retained by you and counsel acting solely on your behalf); provided, however, that you shall bear your pro rata share of the underwriting discount and commissions, if any.

     (c) Indemnification of Company. You agree to indemnify and hold harmless the Company and each of the officers and directors and agents of it and each other person, if any, who controls the Company within the meaning of Section 15 of the Act ("Indemnified Party") against any and all loss, claim, damage and expense whatsoever arising out or based upon (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened, or any claim whatsoever based upon) any untrue or alleged untrue statement of a material fact contained in any preliminary prospectus (if used prior to the effective date of the registration statement), the registration statement or the final prospectus (as from time to time amended and supplemented if the Company shall have filed with the SEC any amendment thereof or amendment thereto) if used within the period during which the Company is required to keep the registration statement or prospectus current, or in any application or other document executed by the Company or based upon written information furnished by the Company filed in any jurisdiction in order to qualify the Company's securities under the securities laws thereof; or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; or any other violation of applicable federal or state statutory or regulatory requirements or limitations relating to action or inaction by the Company in the course of preparing, filing, or implementing such registered offering; provided, however, that such indemnification shall be limited to statements or omissions, if any, made (or in settlement of any litigation effected with your written consent alleged to have been made) in any preliminary prospectus, the registration statement or prospectus or any amendment or supplement thereof or any application or other document in reliance upon, and in conformity with, written information furnished in respect of you, by or on behalf of you expressly for use in any preliminary prospectus, the registration statement or prospectus or any amendment or supplement thereof or in any such application or other document.

     (d) In no case shall you be liable under the indemnity provided in paragraph 5(c) with respect to any claim made against you unless you shall be notified, by letter or by telegram confirmed by letter, of any claim made or action commenced against an Indemnified Party, promptly (but in any event within twenty (20) days of receipt of such claim or, in the event that any summons or other service of process requires a responsive pleading within thirty (30) days or less time, within ten (10) days after receipt of such summons or other process) after the Indemnified Party shall have received notice of such claim or been served with the summons or other legal process giving information as to the nature and basis of the claim,

Mr. J. Chase
Consulting Agreement
June 17, 1996
Page 4

but failure to so notify you shall not relieve you from any liability which you may have otherwise than on account of the indemnity. You shall be entitled to participate at your own expense in the defense of any suit brought to enforce any such claim, but if you elect to assume the defense, such defense shall be conducted by counsel chosen by you, provided that such counsel is reasonably satisfactory to the Indemnified Party. In the event you elect to assume the defense of any such suit and retain such counsel, the Indemnified Party shall, after the date it is notified of such election, bear the fees and expenses of any counsel thereafter retained by it as well as any other expenses thereafter incurred by it in connection with the defense thereof; provided, however, that you shall bear the fees and expenses of any such separate counsel retained by the Indemnified Party if the counsel representing you has a conflict of interest (which is not waived) with the Indemnified Party which would prohibit such counsel from representing it.

     (e) Prohibition Resale. Notwithstanding anything herein to the contrary, you agree that for a period of one year after you receive shares of the Company's Common Stock in consideration of your services to the Company in the public offering you will not sell, transfer, assign, pledge or hypothecate the shares except that you may transfer any of the shares to your bona fide officers provided any such shares so transferred remain subject to this transfer restriction for the remainder of the initial one year period. The certificates for such shares shall bear an appropriate legend describing this restriction and stating the time period for which the restriction is operative.

6. Miscellaneous. Your services hereunder are based upon your representation and agreement that:

     (a) You will not directly or indirectly collect any compensation from anyone else in connection with such services;

     (b) you do not possess the authority to make any agreement or commitment on behalf of the Company, nor shall you make any representation to the contrary, without the prior consent of the Company; and

     (c) you will hold all information relating to the Company's business or strategic plans received in connection herewith in confidence and will not use or reveal same without the Company's prior written consent, except to the extent any such information becomes generally available to the public other than by or through you.

7. Term and Termination. This Agreement shall terminate upon completion of the sale of Common Stock on behalf of the Company under the form S-1 Registration Statement referred to in paragraph 5(a), provided that the Company may terminate this Agreement at any time upon not less than thirty (30) days notice to you, and provided further that the parties' respective rights and obligations under paragraphs 3, 5, and 6 shall survive any such termination.

8. Assignment. This Agreement may not be assigned by either party without the written consent of the other.

9. Wisconsin Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Wisconsin, except to the extent superseded by federal law.

10. Notices. All communications or notices required under this Agreement shall be deemed to have been given on the date when deposited in the United States mail, postage prepaid, and addressed as follows (unless and until any of such parties advises the other in writing of a change in such address): (a) if to the

Mr. J. Chase
Consulting Agreement
June 17, 1996
Page 5

Company, with the full name and address of the Company as shown on this Agreement below; and (b) if to you, with your full name and address as shown on this Agreement above.

Very truly yours,

THE FEMALE HEALTH COMPANY
Address:  Suite 2208
          919 North Michigan Avenue
          Chicago, IL 60611


By: /s/ O. B. Parrish
    -------------------------------
    Chairman of the Board and
    Chief Executive Officer

The foregoing Agreement is hereby confirmed and accepted as of the date hereof.

Collopy & Company, Inc.


By: /s/ JAMES CHASE
    -----------------------------------
James Chase